                                                                   Exhibit 10(h)


Exhibit 10(h) Amendment to Loan Agreement dated March 27, 1998 by and between J.
              Alexander's Corporation, J. Alexander's Restaurants, Inc. and NationsBank of Tennessee, N.A.

                          AMENDMENT TO LOAN AGREEMENT

         THIS AMENDMENT TO LOAN AGREEMENT entered into this 27th day of March, 1998, by and among J. ALEXANDER'S CORPORATION (f/k/a VOLUNTEER CAPITAL CORPORATION), J. ALEXANDER'S RESTAURANTS, INC. (f/k/a TOTAL QUALITY MANAGEMENT, INC.), Tennessee corporations (collectively referred to as the "Borrower"), and NATIONSBANK OF TENNESSEE, N.A., a national banking association ("Lender").

                               W I T N E S S E T H

         WHEREAS, Borrower and Lender entered into that Loan Agreement dated August 29, 1995 ("Loan Agreement") and that Line of Credit Note dated August 29, 1995 in the maximum principal amount of Thirty Million and 00/100 Dollars ($30,000,000.00) ("$30,000,000 Note"); and

         WHEREAS, Volunteer Capital Corporation has changed its name to J. Alexander's Corporation and Total Quality Management, Inc. has changed its name to J. Alexander's Restaurants, Inc.; and

         WHEREAS, Borrower and Lender desire to amend the Loan Agreement as provided herein; and

         WHEREAS, in connection therewith, Borrower has executed that Line of Credit Note of even date herewith in the maximum principal amount of $20,000,000 payable to the order of Lender ("Line of Credit Note");

         NOW, THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Sections l.a., b. & c. of the Loan Agreement shall be deleted in their entirety and in their place the following shall be inserted:

                  a. Amount. The principal indebtedness of Borrower to Lender under the Line of Credit shall not exceed Twenty Million and No/100 Dollars ($20,000,000).

                  b. Interest Rate. From the date hereof until December 31, 1998, interest shall accrue at the LIBOR Rate plus a spread of 3.0%. Beginning on January 1, 1999 until the stated maturity of the Note, interest shall accrue at, for any given period of 30 days (a "LIBOR Period") the LIBOR Rate plus a spread of 2.0%, 2.25%, 2.5% or 3.0% depending on the Senior Debt Coverage Ratio ("SDCR") as further provided herein. If the SDCR is less than or equal to 2.75 but greater than 2.5, the LIBOR spread will be 3.0%; if the SDCR is less than or equal to 2.5 but greater than 2.25, the LIBOR spread will be 2.5%; if the SDCR is less than or equal to 2.25 but greater than 2.0, the LIBOR spread will be 2.25%; if the SDCR is less than or equal to 2.0, the LIBOR spread will be 2.0%:

         i. As used in this Agreement, Lender's "Prime Rate" is the fluctuating rate of interest established by Lender from time to time as its "Prime Rate", whether or not such rate shall be otherwise published. Such Prime Rate is established by Lender as an index or base rate and may or may not at any time be the best or lowest rate charged by Lender on any loan. If at any time or from time to time the Prime Rate increases or decreases, then the rate of interest hereunder shall be correspondingly increased or decreased effective on the day on which any such increase or decrease of the Prime Rate changes, unless otherwise herein provided. In the event that Lender, during the term hereof, shall abolish or abandon the practice of establishing a Prime Rate, or should the same become unascertainable, Lender shall designate a reasonably comparable reference rate which shall be deemed to be the Prime Rate.

         ii. For purposes hereof, the Senior Debt Coverage Ratio, ("SDCR") is defined as Senior Funded Debt (as defined herein) divided by EBITDA, all measured on a trailing four-quarter basis. Senior Funded Debt means all long-term debt, the current portion of long-term debt, obligations under Leases (both long-term and current), any notes payable or other borrowed money, but Senior Funded Debt does not include any subordinated or convertible debt.

         iii. For purposes hereof, the "LIBOR Rate" shall mean the rate per annum announced by Lender as its LIBOR Rate for a period equal to the length of such LIBOR Period as adjusted, without duplication, to reflect Lender's reserve requirements, all as calculated and announced from time to time by Lender, whose announcement shall be binding absent manifest error. To elect the LIBOR Rate for a LIBOR Period, Borrower shall deliver a written election to Lender at least two (2) business days in advance of the effective date of such election, which notice shall specify which LIBOR Period is selected and the amount of the Line of Credit that is to bear interest based upon the LIBOR Rate. Interest hereunder shall be calculated based upon a 360-day year and actual days elapsed. If the adoption of or change in any applicable legal requirement or any change in the interpretation or administration thereof by any governmental authority or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, shall at any time as a result of any portion of the principal balance of this Note being maintained on the LIBOR Rate:

                  A. Subject the Lender to any tax (including without limitation any United States Interest Equalization Tax), levy, impost, duty, charge, fee (collectively "Taxes"), other than income and franchise taxes of the United States and its political subdivisions; or

                  B. Change the basis of taxation on payments due from the Borrower to the Lender under any LIBOR Rate Borrowing (otherwise than by a change in the rate of taxation of the overall net income of the Lender); or

                  C. Impose, modify, increase or make applicable any reserve requirement, special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation
         D) against assets held by the Lender, or against deposits or accounts in or for the account of the Lender, or against any loans made by the Lender, or against any other funds, obligations or other property owned or held by Lender; or

                  D. Impose on the Lender any other condition regarding any LIBOR Rate Borrowing;

         and the result of any of the foregoing is to increase the cost to the Lender of agreeing to make or of making, renewing or maintaining such borrowing on the basis of the LIBOR Rate, or reduce the amount of principal or interest received by the Lender, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts which shall reasonably compensate the Lender for such increased cost or reduced amount relating to LIBOR Rate Borrowings outstanding after Lender's demand. The Lender's reasonable determination of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error.

         iv. In no event shall the interest rate charged on the Line of Credit exceed the maximum rate allowed under applicable law. Any amounts paid in excess of the maximum lawful rate shall be applied to reduce the principal amount of Borrower's obligations to Lender or shall be refunded to Borrower, at Lender's election. After maturity (by acceleration or otherwise), the principal amount under the Line of Credit shall bear interest at the rate of interest in effect immediately before maturity plus three percent (3%).

                  c. Payments. Payment of all obligations arising under the Line of Credit shall be made as follows:

                           (1) Interest. Interest on the outstanding principal
                  balance under the Line of Credit shall be paid in arrears on the first (1st) day of each month beginning on April 1, 1998.

                           (2) Voluntary Prepayment. Voluntary prepayments of
                  principal or accrued interest may be made, in whole or in part, at any time without penalty.

                           (3) Mandatory Prepayment. Borrower must immediately
                  prepay, any amount by which the principal balance of the Line of Credit exceeds $20,000,000.

                           (4) All Amounts Due. All remaining principal,
                  interest and expenses outstanding under the Line of Credit shall become due July 1, 2000, unless the borrower exercises its option to extend for a seven (7) year term, in which case all remaining principle, interest and expenses outstanding under the Line of Credit shall become due July 1, 2007.

                           (5) Conversion to Term Loan. Subject to the
                  provisions contained herein, Borrower has the option to convert this Line of Credit Note to a Term Note. Providing that Borrower is not then in default hereunder, Borrower may make a written election to convert the Line of Credit Note to a Term Note any time prior to July 1, 2000. The written election must be delivered to Payee at least thirty (30) days prior to the conversion date. After receipt of the election, Payee has sole discretion to determine what collateral will be required of Maker to provide security for the term loan. Payee will notify Maker whether or in what manner the term loan shall be securitized within fifteen (15) days after receiving the election. Upon conversion, there will be a conversion fee equal to one-quarter (1/4) of one percent (1%) of the then outstanding principal balance. The unpaid principal balance will then be repayable in eighty-four (84) equal monthly installments of principal with the first principal payment due thirty (30) days following the conversion date. Interest will continue to be paid monthly at the same time as the principal payment is due. Interest shall accrue on the Term Note at the NationsBank Prime Rate, as it may change from time to time or the LIBOR Rate discussed above (subject to the restriction on the number of LIBOR borrowings discussed above) or at a fixed rate to be determined by Payee at the time of receiving the written election. Maker shall specify the interest rate option (Prime Rate, LIBOR Rate or fixed) to be used in the conversion election.

         2. The first sentence of Section 1.e. of the Loan Agreement shall be deleted and in its place the following shall be inserted:

         During the term of this Agreement, Borrower may from time to time request, repay and reborrow advances under the Line of Credit, provided that the total principal amount outstanding under the Line of Credit shall not at any time exceed $20,000,000 and that no event of default or any event which with the giving of notice, the passage of time, or both, would constitute an event of default, then exists hereunder.

         3. The term Loan Documents (defined in Section 2 of the Loan Agreement) shall include the Line of Credit Note.

         4. Section 30.a(4) is hereby deleted.

         5. Section 30.g. shall be deleted in its entirety and in its place the following shall be inserted:

         g. Store Openings. Without the prior written approval of Lender, open more than two (2) J. Alexander stores in any one calendar year.

         6. The following shall be added as Section 30.1.:

         1. Capital Expenditures. Make capital expenditures (including capitalized leases) during fiscal year 1998 exceeding in the aggregate $6,500,000.00, during fiscal year 1999 exceeding in the aggregate $8,500,000 and during fiscal year 2000 exceeding in the aggregate $8,500,000.

         7 The following shall be added as Section 31.e.:

         e. Profit/Loss. For the first quarter of fiscal year 1998, Borrower's pretax loss shall not exceed $1,500,000; for the second quarter of fiscal year 1998, Borrower's pretax loss shall not exceed $400,000 and Borrower's cumulative pretax loss for the first two quarters of fiscal year 1998 shall not exceed $1,700,000; for the third quarter of fiscal year 1998, Borrower's pretax loss shall not exceed $400,000 and Borrower's cumulative pretax loss for the first three quarters of fiscal year 1998 shall not exceed $2,000,000; for the fourth quarter of fiscal year 1998, Borrower's pretax profit shall exceed $200,000 and Borrower's cumulative pretax loss for fiscal year 1998 shall not exceed $1,500,000.

         8. Section 31.c. shall be deleted in its entirety effective December 31, 1997 and in its place the following shall be inserted:

         c. Senior Funded Debt to EBITDA Ratio. For the quarter ending December 31, 1998 and each quarter thereafter, Borrower's SDCR shall be less than or equal to 2.75 to 1.0, calculated on a trailing four quarter basis.

         9. Except as amended herein, the provisions contained in the Loan Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this document through authorized agents on the day and date first above written.

                                         NATIONSBANK OF TENNESSEE, N.A.

                                         By: /s/ William H. Diehl
                                             ---------------------------------
                                         Title: Senior Vice President
                                                ------------------------------

                                         J. ALEXANDER'S CORPORATION
                                         (f/k/a VOLUNTEER CAPITAL CORPORATION)


                                         By: /s/ R. Gregory Lewis
                                             ---------------------------------
                                         Title: Vice President and Chief
                                                  Financial Officer
                                                ------------------------------


                                         J. ALEXANDER'S RESTAURANTS, INC.
                                         (f/k/a TOTAL QUALITY MANAGEMENT, INC.)



                                           By: /s/ R. Gregory Lewis
                                               ---------------------------------
                                           Title: Vice President -- Finance
                                                  ------------------------------